Exhibit 99.1 Important Notice to Directors and Executive Officers of Exelon Corporation (the “Company”) Concerning Additional Legal Restrictions on Their Personal Trading in Company Stock November 18, 2025 Federal securities laws require the Company to provide this notice to its Directors and Executive Officers. In connection with a change in vendors for the Company’s Employee Savings Plan (the “ESP”) effective on or about December 22, 2025, there will be a temporary blackout period for ESP participants. During this period, ESP participants will not be able to obtain a loan, withdrawal, or distribution from the ESP, transfer or diversify investments, or otherwise make investment or contribution changes in their accounts under the ESP. The ESP blackout period is expected to begin on December 3, 2025 at 4:00 p.m. Eastern Time and end during the week of December 22, 2025 (the “Plan Blackout Period”). The Plan Blackout Period is required in order to implement a change in the vendor for the ESP. Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended, during the Plan Blackout Period, Directors and Executive Officers will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring, disposing or transferring shares of Exelon Corporation common stock or derivative securities, acquired in connection with their service as a director or employment as an executive officer of Exelon Corporation (“Compensatory Shares”). These restrictions include indirect transactions by family members, partnerships, corporations, trusts, or others involving Compensatory Shares where the director or executive officer has a pecuniary interest. There are limited exceptions to these restrictions (e.g., sales pursuant to court orders or as required by law). During this period, you can determine whether the Plan Blackout Period has started or ended by calling 1- 877-739-3566, Monday – Friday, 7 a.m. to 6 p.m. CDT/ 8 a.m. to 7 p.m. EDT. If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, you must refrain from making any trades in Exelon common stock during the Plan Blackout Period. In addition, you are subject to Exelon’s insider trading policy that imposes certain other restrictions on your ability to enter into transactions with respect to Exelon Corporation common stock. If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you may contact Exelon’s Corporate Secretary by sending a written request to Exelon Corporation, Attn: Corporate Secretary, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398, or by calling (800) 483-3220.